Exhibit 3(a)

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS
Pursuant to Title 8, Section 251 (g) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:
FIRST: The name of the surviving Delaware corporation is                                                                              NorthWestern Corporation                                                                         , and the name of the Delaware corporation being merged into this surviving corporation is                                                                            NorthWestern Energy Merger Company                                                .
SECOND: The Agreement of Merger has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.
THIRD: The name of the surviving corporation is                                                                                          NorthWestern Corporation,                                                                                       a Delaware corporation.
FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation as amended pursuant to Exhibit A attached hereto.
FIFTH: The merger is to become effective on October 2, 2023                                                                    .
SIXTH: The executed Agreement of Merger is on file at Northwestern Energy,                                           3010 W. 69th Street, Sioux Falls, SD 57108,                                                                                                 , an office of the surviving corporation.
SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.
IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the             25th                    day of                  September                                      , A.D., 2023      .

By:	/s/ Brian B. Bird
Authorized Officer

Name:	Brian B. Bird
Print or Type

EXHIBIT A
Amendment to Certificate of Incorporation of Surviving Corporation
–The following shall be added to the Surviving Corporation’s Certificate of Incorporation as a new Article 10:
“ARTICLE 10. Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that, if taken by the Corporation immediately prior to the effective time of its merger with NorthWestern Energy Merger Company, a Delaware corporation, would require for its adoption under the General Corporation Law of Delaware or this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the General Corporation Law of Delaware, require, in addition, the approval of the stockholders of NorthWestern Energy Group, Inc., a Delaware corporation (or any successor thereto by merger), by the same vote as is required by the General Corporation Law of Delaware and/or this Amended and Restated Certificate of Incorporation and/or the bylaws of the Corporation immediately prior to the effective time of the above described merger.”